EXHIBIT 99.1



Tanner's Restaurant Group, Inc.
Announces Agreement to Acquire Crabby Bob's Seafood Grill

ATLANTA, May 11 -- Tanner's Restaurant Group, Inc. (OTC Bulletin Board: ROTI) "Tanner's" today announced that it has entered into an agreement to acquire the assets of Crabby Bob's Seafood Grill from Pacific Ocean Restaurants, Inc. Crabby Bob's is an award-winning restaurant concept that offers fresh seafood, crabs, oysters and a full service bar.

There are two Crabby Bob's open in Southern California, averaging more than $2.2 million in annual sales per store. Three additional Crabby Bob's are in development in Southern California and are scheduled to open by the middle of this summer. Tanner's also plans to open a Crabby Bob's in Woodstock, Georgia later this month.

John Creed, CEO of Pacific Ocean Restaurants, will join the Tanner's management team along with Gary Coburn, COO of Crabby Bob's. Mr. Creed was CEO of Chart House Restaurants, a 70-unit chain of seafood restaurants, for more than twenty years.

Clyde Culp, Tanner's Chairman and CEO, said, "We are excited about the addition of John Creed and his management team to Tanner's. They will help enable us to simultaneously develop two growth concepts, the existing Tanner's business, and an aggressive expansion of Crabby Bob's on both the West Coast and the East Coast." Culp continued, "We believe the strong unit economics that have been displayed by Crabby Bob's will give us an attractive additional growth vehicle."

John Creed commented, "We believe by joining forces with Tanner's, we can grow both Crabby Bob's and Tanner's Original Grill restaurants. Together, we will have one of the most experienced management teams in the industry, one with a long track record of building successful national restaurant chains and shareholder value."

Culp went on to say, "This acquisition will enable us to spread our general and administrative costs over a larger base, enabling us to begin to leverage our non-operating expenses by the fourth quarter of 1999 as more stores are opened in both the Tanner's and Crabby Bob's concepts."

Terms of the deal provide for a payment of cash or cash and stock in exchange for the assets of Crabby Bob's, subject to certain adjustments and the assumption of certain specified liabilities. Tanner's must also obtain the consent of its senior secured lender. Going forward, Tanner's intends to provide capital to finance the continued expansion of Crabby Bob's. The transaction may be subject to the filing of a registration statement and closing is expected by early June.

Currently Tanner's common stock trades on the OTC Bulletin Board under the symbol ROTI.

This press release  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include, but are not limited to, the following: construction of new restaurants may not be completed on schedule, or the opening of such restaurants may be delayed due to other factors such as staffing shortages or delays in the delivery or installation of equipment.